                                                                    EXHIBIT 99.1

OSI PHARMACEUTICALS ANNOUNCES SECOND QUARTER FINANCIAL RESULTS; COMPANY REPORTS GAAP AND NON-GAAP LOSS NARROWS FOR SECOND QUARTER COMPARED TO COMPARABLE QUARTER A YEAR AGO

      MELVILLE, N.Y., Jul 27, 2005 (BUSINESS WIRE) -- OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) announced today its financial results for the Company's three and six months ended June 30, 2005. The Company reported a net loss of $24.5 million (or $0.48 per share) and $57.0 million (or $1.11 per share) for the three months and six months ended June 30, 2005, respectively, compared with a net loss of $47.3 million (or $1.19 per share) and $97.0 million (or $ 2.47 per share) in the comparable prior year periods.

      Revenues for the three months ended June 30, 2005 were $34.6 million compared to $11.2 million for the respective prior year period. The increase was primarily due to the net revenues from the unconsolidated joint business for Tarceva(R) (erlotinib) arising from the Company's co-promotion arrangement with Genentech, Inc., the Company's U.S. marketing collaborator for the product. For the current quarter and six-month period the Company reported net revenues of $21.7 million and $33.4 million, respectively, from its unconsolidated joint business for Tarceva. The current quarter revenues from the unconsolidated joint business of $21.7 million represent an increase of $10.0 million or 85% on a sequential quarter over quarter basis. For the three months ended June 30, 2005, U.S. net sales for Tarceva recorded by Genentech were $70.2 million, an increase of $22.6 million or 47% compared to net sales for the quarter ended March 31, 2005. For the current three-month period, the Company also reported royalty revenues from Roche, its international partner for Tarceva, of $416,000 based upon Tarceva sales in certain countries outside the United States totaling $2 million following the approval of Tarceva in Switzerland in March. Also included in the current period are revenues of $4.5 million related to upfront license fees resulting from the execution of two worldwide non-exclusive license agreements for the Company's Dipeptidyl Peptidase IV (DPIV) patent estate.

      Total operating expenses for the three months ended June 30, 2005 were $60.8 million compared to $52.7 million for the comparable prior year period. The increase in the current three-month period of $8.1 million is primarily due to an increase in research and development expenses related to the Company's diabetes programs and Tarceva; an increase in cost of goods sold related to higher product sales of Tarceva and an in-process research and development charge of $3.5 million related to the acquisition of the minority interest of Prosidion Limited. As a result of the acquisition, Prosidion is now a wholly-owned subsidiary of the Company. Also included in the three months ended June 30, 2005 is a charge of $1.4 million related to the buyout of Prosidion stock options in advance of the acquisition of the minority interest.

      Investment income for the current three-month period increased $2.9 million, compared to the comparable prior year period, primarily due to an increase in funds available for investment as a result of the public offering completed in November 2004. The Company also saw a decrease in interest expense of $5.4 million for the current three month period, compared to the prior year period, related to the Company's decision to call for the full redemption of the then outstanding $160.0 million 4% convertible senior subordinated notes in June 2004.

      On a non-GAAP basis, excluding certain charges as shown in the accompanying table, the Company's net loss was $19.6 million (or $0.38 per share) for the current three-month period compared to $43.6 million (or $1.10 per share) for the comparable prior year period. The decrease in the non-GAAP loss for the current three-month period was primarily due to the Company's revenues of $21.7 million from its unconsolidated joint business for Tarceva.

      The Company has disclosed non-GAAP financial results that exclude charges related to acquired in-process research and development, purchase of stock options in advance of the acquisition of the minority interest, additional guaranteed interest payments, inventory reserves and facility related charges. Management believes that these charges are not reflective of the Company's normal on-going operations. These non-GAAP financial results can assist in making meaningful period-over-period comparisons and in identifying operating trends that could otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP results internally to evaluate the performance of the business, including the allocation of resources as well as the planning and forecasting of future periods and believes these results are useful to others in analyzing operating performance and trends of the Company. The differences in non-GAAP and GAAP numbers are reconciled on the accompanying table. Non-GAAP financial results should be considered in addition to, and not as a substitute for, or superior to, financial statements prepared in accordance with GAAP.

(OSI) ONCOLOGY: HIGHLIGHTS FROM THE TARCEVA PROGRAM

REGULATORY STATUS AND APPROVALS

      Tarceva received a positive opinion from the European Committee for Medicinal Products for Human Use (CHMP) recommending approval for sales in the European Union of Tarceva for the treatment of patients with locally advanced or metastatic non-small cell lung cancer (NSCLC) in June 2005. Tarceva was also approved in July 2005 for sale in Canada. An approval decision by the European Commission is anticipated over the next several months. Tarceva was approved by the U.S. Food and Drug Administration (FDA) in November 2004 and is an oral tablet indicated for daily administration for the treatment of patients with locally advanced or metastatic NSCLC after failure of at least one prior chemotherapy regimen. Tarceva was also approved in Switzerland in March 2005.

PANCREATIC CANCER

      In May 2005, OSI submitted a supplemental New Drug Application (sNDA) with the FDA for use of Tarceva plus gemcitabine chemotherapy for the treatment of advanced pancreatic cancer in patients who have not received any previous treatment. In July 2005, the FDA accepted the sNDA for filing and review and granted priority review for Tarceva in this indication. Based on this priority review status, the FDA has six months from receipt of the sNDA, or until November 2, 2005, to take action on the sNDA filing (commonly referred to as the PDUFA date).

PIVOTAL BR.21 TRIAL PUBLISHED IN NEW ENGLAND JOURNAL OF MEDICINE

      In July 2005, the New England Journal of Medicine published results from the pivotal BR.21 Phase III study showing Tarceva improved survival in patients with advanced NSCLC. The global study was conducted by the National Cancer Institute of Canada Clinical Trials Group based at Queen's University in collaboration with the Company, and involved 86 sites from 17 countries around the world. The FDA based its approval decision for Tarceva on results from the BR.21 trials. In addition, a companion paper published in the same issue reported on an analysis of molecular and clinical markers from tumor samples from the pivotal BR.21 trial as correlated with response rate and survival. The authors concluded that the subset of patients analyzed, patients whose tumors had mutations in their EGFR genes, experienced no greater survival benefit than patients whose tumors expressed the non-mutated - or "wild-type" - form of the gene.

ISSUANCE OF ADDITIONAL PATENT STATUS

      In June 2005, OSI announced the issuance of U.S. Patent No. 6,900,221 by the United States Patent and Trademark Office, which resulted in extending the intellectual property protection for Tarceva by approximately five years. The patent is directed to a crystalline polymorph of Tarceva, methods for treating various cancers, and processes for production of the crystalline polymorph. The claims in the patent will extend exclusive protection of Tarceva until 2020.

ASCO HIGHLIGHTS

      At this year's Annual Meeting of the American Society of Clinical Oncology
(ASCO) held in May, there were over 35 abstracts presented on Tarceva in various indications and combinations.

      An analysis of symptom data from the pivotal BR.21 study in NSCLC was reported and the authors concluded that patients on Tarceva had slower deterioration of their disease-related symptoms of cough, dyspnea and pain and that these differences were clinically and statistically significant. Additional highlights included data from two separate single-arm Phase II studies of monotherapy Tarceva in chemotherapy-naive or front-line NSCLC patients. In both studies encouraging anti-tumor activity was demonstrated in the front-line setting. Encouraging anti-tumor activity was also reported in several Phase II studies outside of NSCLC including combination therapy data for Tarceva with Avastin in renal cell carcinoma; Tarceva with chemotherapy in head and neck cancer and monotherapy use of Tarceva in colorectal and hepatocellular cancer.

AACR HIGHLIGHTS

      At this year's Annual Meeting of the American Association for Cancer Research (AACR) held in April, there were several Tarceva abstracts presented on behalf of the Company. Data were presented from a comparative clinical study on the effects of smoking on the pharmacokinetics of Tarceva in healthy (non-cancer patients) smokers and non-smokers. Data from the study were consistent with the hypothesis that smoking results in a reduction in the blood levels of Tarceva following dosing of the drug. The Company intends to pursue studies in cancer patients in order to further explore whether an increase in Tarceva dose in smokers will result in enhanced clinical benefit.

(OSI) ONCOLOGY: HIGHLIGHTS FROM THE C-KIT/KDR PROGRAM

      In April 2005, the Company announced that its patent application covering claims for its lead c-Kit/KDR compound, OSI-930, received Notice of Allowance by the United States Patent and Trademark Office. The resulting patent will cover the compound, compositions containing the compound, and methods of treating cancers with the compound. The issuance of this patent provides protection for OSI-930 until 2024. OSI-930 is currently in a Phase I clinical trial and is the first de novo drug candidate to emerge from the Company's oncology research program.

(OSI) PROSIDION: HIGHLIGHTS FROM DIABETES & OBESITY PROGRAM

      The Company secured two additional non-exclusive licensees to its DPIV inhibitor patent estate. The Company has granted a number of non-exclusive licenses under its patent family to major pharmaceutical companies including Merck and Novartis, and expects to grant additional non-exclusive licenses in the future. The Company is also developing its own DPIV inhibitor, PSN9301, which is currently being evaluated in a Phase II clinical trial. Data from the study are anticipated by the end of 2005.

      At this year's Annual American Diabetes Association's Annual Scientific Meeting in June, (OSI) Prosidion, OSI's diabetes and obesity team, presented pre-clinical data on its glucokinase activator (GKA) and glycogen phosphorylase inhibitor (GPI) programs. In July 2005, (OSI) Prosidion initiated a Phase I clinical study of its GPI drug candidate, PSN357. Discovered by (OSI) Prosidion, PSN357 is the first clinical candidate to emerge from the Company's discovery research efforts in diabetes. (OSI) Prosidion expects to initiate a clinical trial of a candidate from its GKA program by the end of 2005.

CONFERENCE CALL

      OSI will host a conference call reviewing the Company's financial results, product portfolio and business developments, July 28, 2005 at 8:00AM (Eastern
Time). To access the live call or the seven-day archive via the Internet, log on to www.osip.com. Please connect to the Company's website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-800-811-7286 (U.S.) or 1-913-981-4902 (international) to listen to the call.
Telephone replay is available approximately two hours after the call through August 4, 2005. To access the replay, please call 1-888-203-1112 (U.S.) or 1-719-457-0820 (international). The conference ID number is 2431072.

ABOUT OSI PHARMACEUTICALS

      OSI Pharmaceuticals is committed to "shaping medicines and changing lives" by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for cancer and diabetes patients worldwide. The company operates through two business teams, (OSI) Oncology and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI's flagship product, Tarceva(R) (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the U.S. and with Roche throughout the rest of the world. For additional information about OSI, please visit http://www.osip.com.

      In addition to Tarceva, (OSI) Oncology exclusively markets Novantrone(R) (mitoxantrone concentrate for injection) for its approved oncology indications and markets Gelclair(R) Bioadherent Oral Gel for the relief of pain associated with oral mucositis. The research and development pipeline consists of novel molecularly targeted anti-cancer agents focused on signal transduction pathways involved in cell proliferation, apoptosis and angiogenesis. The most advanced of these programs, targeting the co-inhibition of c-kit/KDR, has two candidates in development.

      (OSI) Prosidion is the diabetes and obesity business team within OSI Pharmaceuticals, dedicated to the discovery and development of novel drugs for the treatment of type 2 diabetes and obesity. (OSI) Prosidion's lead compound, PSN9301, is a Dipeptidyl Peptidase IV (DPIV) inhibitor currently in Phase II clinical trials. Other product candidates include a glycogen phosphorylase inhibitor currently in a Phase I clinical trial and a glucokinase activator scheduled to enter clinical trials in 2005. (OSI) Prosidion owns or has licensing rights to a portfolio of DPIV medical use patents with claims covering DPIV as a target for anti-diabetes therapy and the use of combinations of DPIV inhibitors with other anti-diabetes drugs such as metformin. A number of non-exclusive licenses to the patent estate have been granted to major pharmaceutical companies. (OSI) Prosidion operates through OSI's wholly-owned subsidiary, Prosidion Limited, in Oxford, U.K. For additional information about Prosidion, please visit http://www.prosidion.com.

      This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI's and its collaborators' abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission.

OSI Pharmaceuticals, Inc. and Subsidiaries
Selected Financial Information

Consolidated Statements of Operations
(In thousands, except per share data) (Unaudited)

                                                       Three Months Ended June 30, 2005
                                                   ----------------------------------------
                                                   GAAP (1)     Differences    Non-GAAP (2)
                                                   ---------   -------------   ------------
Revenues:
   Net revenue from unconsolidated
     joint business                                $ 21,707                      $ 21,707
   Royalties on product sales                           416                           416
   Sales commissions and product sales                7,567                         7,567
   License and milestone revenues                     4,939                         4,939
                                                   --------                      --------
       Total revenues                                34,629                        34,629
                                                   --------                      --------

Expenses:
   Cost of goods sold                                 1,749                         1,749
   Research and development                          30,360        (577) (3)       29,783
   Acquired in-process research and development       3,542      (3,542) (4)            -
   Selling, general and administrative               21,371        (803) (3)       20,568
   Amortization of intangibles                        3,802                         3,802
                                                   --------    --------          --------
         Total expenses                              60,824      (4,922)           55,902
                                                   --------    --------          --------

         Loss from operations                       (26,195)      4,922           (21,273)

Other income (expense):
   Investment income - net                            4,133                         4,133
   Interest expense                                  (1,219)                       (1,219)
   Other expense - net                               (1,257)                       (1,257)
                                                   --------    --------          --------

Net loss                                           $(24,538)   $  4,922          $(19,616)
                                                   ========    ========          ========

Basic and diluted net loss per
   common share                                    $  (0.48)   $   0.10          $  (0.38)
                                                   ========    ========          ========

Weighted average shares of common
   stock outstanding                                 51,313                        51,313
                                                   ========                      ========

OSI Pharmaceuticals, Inc. and Subsidiaries
Selected Financial Information

Consolidated Statements of Operations
(In thousands, except per share data) (Unaudited)

                                                       Three Months Ended June 30, 2004
                                                   -----------------------------------------
                                                    GAAP (1)     Differences    Non-GAAP (2)
                                                   ----------   -------------   ------------
Revenues:
   Net revenue from unconsolidated
     joint business                                $       -                     $        -
   Royalties on product sales                              -                              -
   Sales commissions and product sales                 9,866                          9,866
   License and milestone revenues                      1,300                          1,300
                                                   ---------                     ----------
       Total revenues                                 11,166                         11,166
                                                   ---------                     ----------

Expenses:
   Cost of goods sold                                    108                            108
   Research and development                           25,352                         25,352
   Acquired in-process research and development            -                              -
   Selling, general and administrative                22,655                         22,655
   Amortization of intangibles                         4,574                          4,574
                                                   ---------    ---------        ----------
         Total expenses                               52,689            -            52,689
                                                   ---------    ---------        ----------

         Loss from operations                        (41,523)           -           (41,523)

Other income (expense):
   Investment income - net                             1,271                          1,271
   Interest expense                                   (6,576)       3,733 (5)        (2,843)
   Other expense - net                                  (517)                          (517)
                                                   ---------    ---------        ----------

Net loss                                            $(47,345)   $   3,733        $  (43,612)
                                                   =========    =========        ==========

Basic and diluted net loss per
   common share                                    $   (1.19)   $    0.09        $    (1.10)
                                                   =========    =========        ==========

Weighted average shares of common
   stock outstanding                                  39,643                         39,643
                                                   =========                     ==========

Condensed Consolidated Balance Sheet
(In thousands)

                                           June 30, 2005        September 30, 2004
                                           -------------        ------------------
                                            (unaudited)
Cash and investments securities
   (including restricted investments)        $571,523                 $257,229
                                             ========                 ========

Total assets                                 $731,922                 $388,029
                                             ========                 ========

Total stockholders' equity                   $492,578                 $154,233
                                             ========                 ========

(1) Reflects operating results in accordance with U.S. generally accepted accounting principles (or GAAP).

(2) Non-GAAP amounts exclude adjustments for acquired in-process research and development, the purchase of Prosidion stock options outstanding and guaranteed interest upon the redemption of convertible notes.

(3)   Represents a charge for the buyout of Prosidion stock options.

(4) Represents an in process research and development charge for the acquisition of the minority interest of Prosidion Limited in April 2005.

(5) Represents a charge relating to the guaranteed interest upon the redemption of convertible notes.

OSI Pharmaceuticals, Inc. and Subsidiaries
Selected Financial Information

Consolidated Statements of Operations
(In thousands, except per share data) (Unaudited)

                                                        Six Months Ended June 30, 2005
                                                   ----------------------------------------
                                                    GAAP (1)    Differences    Non-GAAP (2)
                                                   ----------   ------------   ------------
Revenues:
   Net revenue from unconsolidated
     joint business                                $  33,428                    $  33,428
   Royalties on product sales                            499                          499
   Sales commissions and product sales                14,544                       14,544
   License and milestone revenues                      5,225                        5,225
                                                   ---------                    ---------
       Total revenues                                 53,696                       53,696
                                                   ---------                    ---------

Expenses:
   Cost of goods sold                                  2,172                        2,172
   Research and development                           57,309       (577) (7)       56,732
   Acquired in-process research and development        3,542     (3,542) (6)            -
   Selling, general and administrative                44,402     (2,583) (3)       41,819
   Amortization of intangibles                         7,605                        7,605
                                                   ---------    -------         ---------
         Total expenses                              115,030     (6,702)          108,328
                                                   ---------    -------         ---------

         Loss from operations                        (61,334)     6,702           (54,632)

Other income (expense):
   Investment income - net                             8,170                        8,170
   Interest expense                                   (2,438)                      (2,438)
   Other expense - net                                (1,440)                      (1,440)
                                                   ---------    -------         ---------

Net loss                                           $ (57,042)   $ 6,702         $ (50,340)
                                                   =========    =======         =========

Basic and diluted net loss per
   common share                                    $   (1.11)   $  0.13         $   (0.98)
                                                   =========    =======         =========

Weighted average shares of common
   stock outstanding                                  51,205                       51,205
                                                   =========                    =========

OSI Pharmaceuticals, Inc. and Subsidiaries
Selected Financial Information

Consolidated Statements of Operations
(In thousands, except per share data) (Unaudited)

                                                         Six Months Ended June 30, 2004
                                                   -------------------------------------------
                                                    GAAP (1)      Differences     Non-GAAP (2)
                                                   ----------    -------------    ------------
Revenues:
   Net revenue from unconsolidated
     joint business                                $       -                       $       -
   Royalties on product sales                              -                               -
   Sales commissions and product sales                15,807                          15,807
   License and milestone revenues                      2,575                           2,575
                                                   ---------                       ---------
       Total revenues                                 18,382                          18,382
                                                   ---------                       ---------

Expenses:
   Cost of goods sold                                  2,152       (1,954) (4)           198
   Research and development                           52,073                          52,073
   Acquired in-process research and development            -            -                  -
   Selling, general and administrative                44,459       (1,764) (5)        42,695
   Amortization of intangibles                         9,148                           9,148
                                                   ---------     --------          ---------
         Total expenses                              107,832       (3,718)           104,114
                                                   ---------     --------          ---------

         Loss from operations                        (89,450)       3,718            (85,732)

Other income (expense):
   Investment income - net                             2,698                           2,698
   Interest expense                                   (9,396)       3,733 (8)         (5,663)
   Other expense - net                                  (901)                           (901)
                                                   ---------     --------          ---------

Net loss                                           $ (97,049)    $  7,451          $ (89,598)
                                                   =========     ========          =========

Basic and diluted net loss per
   common share                                    $   (2.47)    $   0.19          $   (2.28)
                                                   =========     ========          =========

Weighted average shares of common
   stock outstanding                                  39,318                          39,318
                                                   =========                       =========

Condensed Consolidated Balance Sheet
(In thousands)

                                          June 30, 2005     September 30, 2004
                                          -------------     ------------------
                                           (unaudited)
Cash and investments securities
   (including restricted investments)        $571,523               $257,229
                                             ========               ========

Total assets                                 $731,922               $388,029
                                             ========               ========

Total stockholders' equity                   $492,578               $154,233
                                             ========               ========

(1) Reflects operating results in accordance with U.S. generally accepted accounting principles (or GAAP).

(2) Non-GAAP amounts exclude adjustments for acquired in-process research and development, the purchase of Prosidion stock options, guaranteed interest upon the redemption of convertible notes, inventory reserve and facility related charges.

(3) Represents a charge for facility return costs and remaining net lease obligations related to our Oxford, U.K. facility and a charge of $803,000 for buyout of Prosidion stock options.

(4)   Represents an inventory reserve provision for excess Gelclair inventory.

(5) Represents a charge for the remaining net lease obligations related to our Horsham, PA facility.

(6) Represents an in process research and development charge for the acquisition of the minority interest of Prosidion Limited in April 2005.

(7)   Represents a charge for the buyout of Prosidion options.

(8) Represents a charge relating to the guaranteed interest upon the redemption of 4% convertible notes.

SOURCE: OSI Pharmaceuticals, Inc.
OSI Pharmaceuticals, Inc.
Kathy Galante
Director
Investor / Public Relations
631-962-2000